Exhibit 15.2

KPMG LLP	Tel +44 (0) 20 7311 1000
15 Canada Square	Fax +44 (0) 20 7311 3311
London E14 5GL
United Kingdom

Private & confidential

11 March 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Smith & Nephew plc and subsidiaries (the “Group”) and, under the date of 26 February 2024, we reported on the consolidated financial statements of the Group as of and for the years ended 31 December 2023 and 2022, and the effectiveness of internal control over financial reporting as of 31 December 2023. On 5 December 2022, we were notified that the Group intended to appoint Deloitte LLP as its principal accountant for the year ending 31 December 2024 and that the auditor-client relationship with KPMG LLP will cease from 1 May 2024. We have read the Group’s statements included under Item 16F of Form 20-F dated 11 March 2024, and we agree with such statements, except that we are not in a position to agree or disagree with:

-	the Group’s statement that the change was approved by the Board of Directors;
-	the Group's stated reason for changing principal accountants; and
-	the Group’s statement that Deloitte LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Group’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP

London, United Kingdom

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Registered in England No OC301540

Registered office: 15 Canada Square, London, E14 5GL

For full details of our professional regulation please refer to

‘Regulatory information' under ‘About’ at www.kpmg.com/uk

Document Classification - KPMG Confidential